Board of Directors
Carillon Fund, Inc.:

In planning and performing our audits of the financial statements of Carillon Fund, Inc. ("CFI") for the period ended December 31,
1997 (on which we have issued our report dated February 12, 1998), we considered its internal control structure, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing an opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on CFI's internal control structure.
The management of CFI is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.
Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.
Our consideration of CFI's internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving CFI's internal control structure and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1997.
This report is intended solely for the information and use of management, the Board of Directors and the Securities and Exchange Commission.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Dayton, Ohio
February 12, 1998